                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*



                             Informatica Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    45666Q102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                               Page 1 of 16 Pages

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CUSIP NO. 45666Q102                 13 G                      Page 2 of 16 Pages
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      Parvest U.S. Partners II C.V.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a)  [ ]    (b)  [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Netherlands Antilles
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
     NUMBER OF              0 shares
      SHARES          ----------------------------------------------------------
   BENEFICIALLY       6     SHARED VOTING POWER
  OWNED BY EACH             0 shares
    REPORTING         ----------------------------------------------------------
     PERSON           7     SOLE DISPOSITIVE POWER
      WITH                  0 shares
                      ----------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER
                            0 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                          0
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                              [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
                                                                PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 45666Q102                   13 G                    Page 3 of 16 Pages
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      Partech U.S. Partners III C.V.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a)  [ ]    (b)  [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Netherlands Antilles
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
    NUMBER OF               839,520 shares
     SHARES           ----------------------------------------------------------
  BENEFICIALLY        6     SHARED VOTING POWER
 OWNED BY EACH              0 shares
    REPORTING         ----------------------------------------------------------
     PERSON           7     SOLE DISPOSITIVE POWER
      WITH                  839,520 shares
                      ----------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER
                            0 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                          839,520
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                              [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                1.1%%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
                                                                PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 45666Q102                     13 G                  Page 4 of 16 Pages
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--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      Axa U.S. Growth Fund, LLC.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a)  [ ]    (b)  [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Cayman Islands
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
    NUMBER OF               284,664 shares
     SHARES           ----------------------------------------------------------
  BENEFICIALLY        6     SHARED VOTING POWER
 OWNED BY EACH              0 shares
    REPORTING         ----------------------------------------------------------
     PERSON           7     SOLE DISPOSITIVE POWER
      WITH                  284,664 shares
                      ----------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER
                            0 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                          284,664
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                              [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                0.4%%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
                                                                PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 45666Q102                     13 G                  Page 5 of 16 Pages
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--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      Partech International Growth Capital I LLC (formerly known as Parallel Capital I LLC)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a)  [ ]     (b)  [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Cayman Islands
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
   NUMBER OF                26,668 shares
    SHARES            ----------------------------------------------------------
 BENEFICIALLY         6     SHARED VOTING POWER
OWNED BY EACH               0 shares
   REPORTING          ----------------------------------------------------------
    PERSON            7     SOLE DISPOSITIVE POWER
     WITH                   26,668  shares
                      ----------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER
                            0 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                          26,668
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                              [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                0.04%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
                                                                PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 45666Q102                     13 G                  Page 6 of 16 Pages
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--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      Partech International Growth Capital II LLC (formerly known as Parallel Capital II LLC)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a)  [ ]     (b)  [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Cayman Islands
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
    NUMBER OF               26,668  shares
     SHARES           ----------------------------------------------------------
  BENEFICIALLY        6     SHARED VOTING POWER
 OWNED BY EACH              0 shares
   REPORTING          ----------------------------------------------------------
    PERSON            7     SOLE DISPOSITIVE POWER
     WITH                   26,668  shares
                      ----------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER
                            0 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                          26,668
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                              [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                0.04%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
                                                                PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 45666Q102                     13 G                  Page 7 of 16 Pages
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--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      Vincent R. Worms
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a)  [ ]    (b)  [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
    NUMBER OF               270,145  shares
     SHARES           ----------------------------------------------------------
  BENEFICIALLY        6     SHARED VOTING POWER
 OWNED BY EACH              1,460,432
    REPORTING         ----------------------------------------------------------
     PERSON           7     SOLE DISPOSITIVE POWER
      WITH                  270,145 shares
                      ----------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER
                            1,460,432 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                          1,730,577
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                              [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                2.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
                                                                IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 45666Q102                     13 G                  Page 8 of 16 Pages
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      Thomas G. McKinley
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a)  [ ]    (b)  [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
    NUMBER OF               72,500  shares
     SHARES           ----------------------------------------------------------
  BENEFICIALLY        6     SHARED VOTING POWER
 OWNED BY EACH              1,893,847 shares
    REPORTING         ----------------------------------------------------------
     PERSON           7     SOLE DISPOSITIVE POWER
      WITH                  72,500 shares
                      ----------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER
                            1,893,847 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                          1,966,347
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                              [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                2.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
                                                                IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 45666Q102                 13 G                      Page 9 of 16 Pages
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      U.S. Growth Fund Partners C.V.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a)  [ ]    (b)  [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Netherlands Antilles
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
     NUMBER OF              0 shares
      SHARES          ----------------------------------------------------------
   BENEFICIALLY       6     SHARED VOTING POWER
  OWNED BY EACH             0 shares
    REPORTING         ----------------------------------------------------------
     PERSON           7     SOLE DISPOSITIVE POWER
      WITH                  0 shares
                      ----------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER
                            0 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                0
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                              [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                      0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
                                                                      PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 45666Q102                 13 G                     Page 10 of 16 Pages
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--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      Multinvest LLC
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a)  [ ]    (b)  [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Cayman Islands
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
     NUMBER OF              282,912 shares
      SHARES          ----------------------------------------------------------
   BENEFICIALLY       6     SHARED VOTING POWER
  OWNED BY EACH             0 shares
    REPORTING         ----------------------------------------------------------
     PERSON           7     SOLE DISPOSITIVE POWER
      WITH                  282,912 shares
                      ----------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER
                            0 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                282,912
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                              [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                      0.4%%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
                                                                      PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 45666Q102                 13 G                     Page 11 of 16 Pages
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--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      Partech International Salary
      Deferral Plan FBO: Thomas G. McKinley
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a)  [ ]    (b)  [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
     NUMBER OF              20,656 shares
      SHARES          ----------------------------------------------------------
   BENEFICIALLY       6     SHARED VOTING POWER
  OWNED BY EACH             0 shares
    REPORTING         ----------------------------------------------------------
     PERSON           7     SOLE DISPOSITIVE POWER
      WITH                  20,656 shares
                      ----------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER
                            0 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                20,656
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                              [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                      0.03%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
                                                                      EP
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 45666Q102                 13 G                     Page 12 of 16 Pages
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--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      Vendome Capital LLC
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a)  [ ]    (b)  [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
     NUMBER OF              392,759 shares
      SHARES          ----------------------------------------------------------
   BENEFICIALLY       6     SHARED VOTING POWER
  OWNED BY EACH             0 shares
    REPORTING         ----------------------------------------------------------
     PERSON           7     SOLE DISPOSITIVE POWER
      WITH                  392,759 shares
                      ----------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER
                            0 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                392,759
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                              [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                      0.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
                                                                      PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 45666Q102                 13 G                     Page 13 of 16 Pages
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1     NAME OF REPORTING PERSONS
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      Almanori Limited
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a)  [ ]    (b)  [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      British Virgin Islands
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
     NUMBER OF              0 shares
      SHARES          ----------------------------------------------------------
   BENEFICIALLY       6     SHARED VOTING POWER
  OWNED BY EACH             0 shares
    REPORTING         ----------------------------------------------------------
     PERSON           7     SOLE DISPOSITIVE POWER
      WITH                  0 shares
                      ----------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER
                            0 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                0
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                              [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                      0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
                                                                      CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 14 of 16 Pages




ITEM 4.   OWNERSHIP

          The following information with respect to the ownership of Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

               (a)  Amount beneficially owned:

                    See Row 9 of cover page for each Reporting Person.

               (b)  Percent of Class:

                    See Row 11 of cover page for each Reporting Person.

               (c)  Number of shares as to which such person has:


                      (i)   Sole power to vote or to direct the vote:

                            See Row 5 of cover page for each Reporting Person.

                      (ii)  Shared power to vote or to direct the vote:

                            See Row 6 of cover page for each Reporting Person.

                      (iii) Sole power to dispose or to direct the disposition
                            of:

                            See Row 7 of cover page for each Reporting Person.

                      (iv) Shared power to dispose or to direct the disposition of:

                            See Row 8 of cover page for each Reporting Person.

                                                             Page 15 of 16 Pages



ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

ITEM 6.  OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON

          The following have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of, such securities: PAX V, LLC, 46th Parallel LLC, ParVenture Japan Managers LLC, Thomas G. McKinley, Vincent Worms

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          N/A

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          N/A

ITEM 9.   NOTICE OF DISSOLUTION OF THE GROUP

          N/A

ITEM 10.  CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction have such purposes or effect.

                                                             Page 16 of 16 Pages



                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2000

                                       /s/ Thomas G. McKinley
                                       -----------------------------------------
                                       Thomas G. McKinley on behalf of Parvest
                                       U.S. Partners II C.V, Partech U.S.
                                       Partners III C.V., Axa U.S. Growth Fund,
                                       LLC., U.S.Growth Fund Partners C.V.,
                                       Partech International Growth Capital I
                                       LLC (formerly known as Parallel Capital I
                                       LLC), Partech International Growth
                                       Capital II LLC (formerly known as
                                       Parallel Capital II LLC), Multinvest, LLC
                                       and Vendome Capital LLC, in his capacity
                                       as a general partner or managing member,
                                       and Partech International Salary Deferral
                                       Plan in his capacity as Trustee

                                       /s/ Vincent Worms
                                       -----------------------------------------
                                       Vincent R. Worms on behalf on behalf of
                                       Parvest U.S. Partners II C.V, Partech
                                       U.S. Partners III C.V., Axa U.S. Growth
                                       Fund, LLC., U.S.Growth Fund Partners
                                       C.V., ., Partech International Growth
                                       Capital I LLC (formerly known as Parallel
                                       Capital I LLC), Partech International
                                       Growth Capital II LLC (formerly known as,
                                       Parallel Capital II LLC, Multinvest, LLC,
                                       in his capacity as a general partner and
                                       Almanori Limited in his capacity as
                                       Attorney-in-fact